Exhibit (a)(5)(E)

KCG Holdings, Inc. 545 Washington Boulevard Jersey City, New Jersey 07310 1 201 222 9400 tel 1 800 544 7508 toll free www.kcg.com

KCG ANNOUNCES PRELIMINARY RESULTS OF ITS

“MODIFIED DUTCH AUCTION” TENDER OFFER

KCG expects to repurchase approximately 23.6 million shares of Class A Common Stock at $14.00 per share for a total cost of $330 million, excluding fees and expenses

JERSEY CITY, New Jersey – June 3, 2015 – KCG Holdings, Inc. (NYSE: KCG) today announced the preliminary results of its “modified Dutch auction” tender offer, which expired on June 2, 2015 at 5:00 p.m., New York City time.

Based on the preliminary count by Computershare, the depositary for the tender offer, a total of approximately 82.3 million shares of KCG’s Class A Common Stock were properly tendered and not properly withdrawn at or below $14.00 per share, including approximately 9.0 million shares that were tendered by notice of guaranteed delivery. In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, KCG expects to repurchase 23.6 million shares at $14.00 per share on a pro rata basis, except for tenders of odd lots, which will be accepted in full, for a total cost of approximately $330 million, excluding fees and expenses related to the tender offer. As such, KCG has been informed by the depositary that the preliminary proration factor for the tender offer is approximately 28.7%. The shares expected to be repurchased represent approximately 22% of KCG’s Class A Common Stock outstanding excluding restricted stock units as of May 7, 2015.

The number of shares expected to be purchased in the tender offer and the purchase price are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered by notice of guaranteed delivery will be delivered within the prescribed three trading day settlement period. The final number of shares to be purchased and the final purchase price will be announced following the completion by the depositary of the confirmation process. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is the dealer manager for the tender offer. Georgeson Inc. is the information agent and Computershare is the depositary for the tender offer. All inquiries about the tender offer should be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (888) 803-9655 or Georgeson Inc. toll-free at (888) 680-1525.

About KCG

KCG is a leading independent securities firm offering investors and clients a range of services designed to address trading needs across asset classes, product types and time zones. The firm combines advanced technology with exceptional client service across market making, agency execution and venues. KCG has multiple access points to trade global equities, fixed income, currencies and commodities via voice or automated execution. www.kcg.com

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. These “forward-looking statements” are not historical facts and are based on current expectations, estimates and projections about KCG’s industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Any forward-looking statement contained herein speaks only as of the date on which it is made. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict including, without limitation, risks associated with: (i) the strategic business combination (the “Mergers”) of Knight Capital Group, Inc. (“Knight”) and GETCO Holding Company, LLC (“GETCO”), including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions to the Mergers; (ii) the August 1, 2012 technology issue that resulted in Knight’s broker-dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s business as well as actions taken in response thereto and consequences thereof; (iii) the sales of KCG’s reverse mortgage origination and securitization business, KCG’s futures commission merchant and KCG Hotspot; (iv) changes in market structure, legislative, regulatory or financial reporting rules, including the increased focus by regulators, the New York Attorney General, Congress and the media on market structure issues, and in particular, the scrutiny of high frequency trading, alternative trading systems, market fragmentation, colocation, access to market data feeds, and remuneration arrangements such as payment for order flow and exchange fee structures; (v) past or future changes to KCG’s organizational structure and management; (vi) KCG’s ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vii) KCG’s ability to keep up with technological changes; (viii) KCG’s ability to effectively identify and manage market risk, operational and technology risk, legal risk, liquidity risk, reputational risk, counterparty and credit risk, international risk, regulatory risk, and compliance risk; (ix) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; (x) the effects of increased competition and KCG’s ability to maintain and expand market share; and (xi) the completion of the tender offer commenced by KCG on May 4, 2015. The list above is not exhaustive. Readers should carefully review the risks and uncertainties disclosed in KCG’s reports with the SEC, including, without limitation, those detailed under “Risk Factors” in KCG’s Annual Report on Form 10-K for the year-ended December 31, 2014, Quarterly Report on Form 10-Q for the quarter-ended March 31, 2015, and other reports or documents KCG files with, or furnishes to, the SEC from time to time.

CONTACTS

Sophie Sohn Communications & Marketing 312-931-2299 media@kcg.com	Jonathan Mairs Investor Relations 201-356-1529 jmairs@kcg.com